EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

SOBR SAFE, INC.,

SOBR SAFE MERGER SUB, INC.,

and

CLEAN WORLD VENTURES, INC.

April 24, 2026

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ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	21
4.1	Organization; Authority	22
4.2	Capitalization	22
4.3	Financial Statements	23
4.4	SEC Reports	23
4.5	Absence of Changes	23
4.6	Absence of Undisclosed Liabilities	23
4.7	Title to Assets	24
4.8	Real Property; Leasehold	24
4.9	Intellectual Property	24
4.10	Agreements, Contracts and Commitments	25
4.11	Compliance; Permits; Restrictions	25
4.12	Proceedings; Orders	25
4.13	Employee and Labor Matters; Benefit Plans	25
4.14	Environmental Matters	26
4.15	Insurance	26
4.16	Transactions with Affiliates	26
4.17	Exclusivity of Representations	26

ARTICLE V
	COVENANTS	27
5.1	Operation of Parent’s Business	27
5.2	Operation of the Company’s Business.	29
5.3	Access to Information	30
5.4	No Solicitation	31
5.5	Notification of Certain Matters	32

ARTICLE VI
	ADDITIONAL AGREEMENTS OF THE PARTIES	32
6.1	Registration Statement, Proxy Statement	32
6.2	Efforts; Regulatory Approvals	33
6.3	Officers’ and Directors’ Indemnification	34
6.4	Disclosure	35
6.5	Listing	35
6.6	Tax Matters	36
6.7	Further Action	36
6.8	Officers and Directors	37
6.9	Allocation Information	37
6.10	Parent SEC Reports	37
6.11	Obligations of Merger Sub	37
6.12	Company Pre-Closing Financing	37
6.13	Termination of H.C. Wainright Agreement	37

ARTICLE VII
	CLOSING DELIVERIES	38
7.1	Closing Deliveries of the Company	38
7.2	Closing Deliveries of Parent and Merger Sub	39

ARTICLE VIII
	CONDITIONS TO MERGER	39
8.1	Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger	39
8.2	Additional Conditions to Obligations of Parent and Merger Sub	40
8.3	Additional Conditions to Obligations of the Company	41

ii

ARTICLE IX
	INDEMNIFICATION	41
9.1	Reciprocal Indemnification	41
9.2	Survival	41
9.3	Claims	42
9.4	Defense of Claims.	42

ARTICLE X
	TERMINATION	42
10.1	Termination	42
10.2	Effect of Termination	43

ARTICLE XI
	GENERAL PROVISIONS	43
11.1	Survival of Representations and Warranties	43
11.2	Notices.	43
11.3	Disclosure Schedules	44
11.4	Assignment.	45
11.5	Severability	45
11.6	Interpretation	45
11.7	Fees and Expenses	45
11.8	Choice of Law/Consent to Jurisdiction; JURY TRIAL WAIVER	46
11.9	Amendment	46
11.10	Extension; Waiver	46
11.11	No Agreement Until Executed	46
11.12	Mutual Drafting	46
11.13	Specific Performance	47
11.14	Entire Agreement; Binding Effect	47
11.15	No Third-Party Beneficiaries	47

iii

EXHIBITS AND SCHEDULES

Company Disclosure Schedules

Exhibit A	Certificate of Merger

Exhibit B	Term Sheet

iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of April 24, 2026, is by and among SOBR Safe, Inc., a Delaware corporation (“Parent”), SOBR Safe Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Clean World Ventures, Inc., a Nevada corporation (the “Company”), and the Principals (as defined below). Parent, Merger Sub, the Company and Principals are herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Parent, Merger Sub and the Company intend to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with Chapter 78 of the Nevada Revised Statutes, as amended (the “NRS”) so that following the Merger, the Company is a wholly owned subsidiary of Parent;

WHEREAS, the Parties intend that, (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and/or a transfer within the meaning of Section 351(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, each of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Parent and Merger Sub have approved this Agreement, the Merger and the other Contemplated Transactions and determined that this Agreement and the Merger are advisable and in the best interest of the Company and its stockholders and Merger Sub and its stockholder, respectively;

WHEREAS, Company, Parent and Merger Sub have also obtained all other required corporate approvals to enter into this Agreement and consummate the Merger and the other Contemplated Transactions, other than the Required Stockholder Vote;

WHEREAS, the Company and Parent have entered into a Mutual Non-Disclosure Agreement dated Apil 6, 2026 (the “NDA”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also prescribe various conditions to the Merger; and

WHEREAS, Roy DiBenerdini is the founder of the Company and owns the majority of the capital stock of the Company (the “Principal”) and as such is joining in representations, warranties and indemnification along with the Company.

NOW THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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ARTICLE I
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means with respect to a party, any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (a) any acquisition or purchase of more than ten percent (10%) of the outstanding shares of capital stock or all or substantially all or a material portion of the assets of the Party and its Subsidiaries, taken as a whole; (b) any merger, consolidation or other business combination to which the Party is a party; or (c) any recapitalization, reorganization, liquidation or any other similar extraordinary business transaction involving the Party.

“Affiliate” of any Person means (a) with respect to any Person that is an individual, (i) the members of the Immediate Family of the individual and (ii) any entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) with respect to any Person other than an individual, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. For the avoidance of doubt, the “Affiliates” of any trust shall include the beneficiaries, the trustees and the grantor of such trust.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other similar group recognized by applicable laws relating to Taxes.

“Allocation Certificate” has the meaning set forth in Section 6.9.

“Agreement” has the meaning set forth in the Preamble.

“Certificate of Incorporation” means the certificate of incorporation of the Company as in effect immediately prior to the Effective Time.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable law to be closed.

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“Certificate of Merger” has the meaning set forth in Section 2.2.

“Chosen Courts” has the meaning set forth in Section 11.8.

“Closing” has the meaning set forth in Section 2.3.

“Closing Certificate” has the meaning set forth in Section 8.2(d).

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means all stock of any class or series of the Company.

“Company Common Stock” has the meaning set forth in Section 3.5(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its assets or properties is legally bound as of the applicable time.

“Company Disclosure Schedules” has the meaning set forth in Article III.

“Company Employee Plans” means any Employee Plan that the Company or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, (b) may reasonably be expected to have any Liability, or (c) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Company or any of its Subsidiaries participates that is sponsored by any professional employer organization.

“Company Material Contracts” has the meaning set forth in Section 3.12.

“Company Option” means an option (whether or not vested or exercisable) to purchase Common Stock that has been granted under any Company stock option plan or otherwise.

“Company Pre-Closing Financing” has the meaning set forth in Section 6.12.

“Company Required S-4 Information” has the meaning set forth in Section 6.1(b).

“Company Stockholder” means a holder of Company Capital Stock as of immediately prior to the Effective Time, in each case, in its, his or her capacity as such.

“Company Stock Certificates” has the meaning set forth in Section 2.8(b).

“Company Warrant” means a warrant (whether or not exercisable) to purchase Common Stock that has been issued by the Company.

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“Contemplated Transactions” means all transactions and actions to be effected pursuant to this Agreement (including the Merger) and the other Transaction Documents.

“Contract” means any contract, agreement, arrangement, understanding, undertaking, bond, note, indenture, mortgage, debt instrument, license, sublicense, lease, sublease, or other instrument or obligation of any kind, written or oral (including any amendments and other modifications thereto).

“Costs” has the meaning set forth in Section 6.3(a).

“Damages” has the meaning set forth in Section 9.1.

“D&O Indemnified Parties” has the meaning set forth in Section 6.3(a).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.12(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

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“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.8(a).

“Financial Statements” has the meaning set forth in Section 3.6.

“Financing Funds” has the meaning set forth in Section 6.12.

“Form S-4” has the meaning set forth in Section 6.1(a).

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority

“Hazardous Material” ” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Immediate Family” of an individual means such individual’s spouse, children and siblings, including adoptive relationships and relationships through marriage.

“Indemnity Claim” has the meaning set forth in Section 9.3.

“Indemnitors” has the meaning set forth in Section 9.3.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

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“Intended Tax Treatment” has the meaning set forth in Section 2.10.

“knowledge of the Company” or “the Company’s knowledge” or similar phrases means the actual knowledge, in each case after reasonable inquiry of direct reports and review of personal files and records, of Roy DiBerendini.

“Law” or “law” means any federal, state, local or foreign law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, Order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Governmental Authority.

“Liability” or “liability” has the meaning set forth in Section 3.8.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the financial condition, assets, business, liabilities or results of operations of the respective Party or any of its Subsidiaries, taken as a whole, or (b) materially impair or materially delay the ability of the respective Party to perform its obligations under this Agreement and the other Transaction Documents or consummate the Contemplated Transactions; provided, however, that no result, occurrence, fact, change, event or effect to the extent resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) any changes in (A) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally of the United States or any other country or jurisdiction in which the respective Party or any of its Subsidiaries operates; (ii) any pandemic, hurricane, tornado, flood, earthquake or other natural disaster; (iii) any changes or prospective changes in GAAP or in any laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Authority that the respective Party or any of its Subsidiaries is required to adopt or comply with; (iv) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; or (v) any failure by the respective Party or any of its Subsidiaries (individually or in the aggregate) to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures); except, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), to the extent such changes have had or are reasonably expected to have a disproportionate effect on the respective Party or any of its Subsidiaries relative to other participants in the industries in which the respective Party or such Subsidiary operates.

“Merger” has the meaning set forth in the Recitals.

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“Merger Consideration” has the meaning set forth in Section 2.6.

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Fees” has the meaning set forth in Section 6.5.

“Nasdaq Listing Application” has the meaning set forth in Section 6.5.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“NDA” has the meaning set forth in the Recitals.

“Notice of Claim” has the meaning set forth in Section 9.3.

“NRS” has the meaning set forth in the Recitals

“Order” or “order” means any order, writ, injunction, judgment, penalty, award, decree or other action of any Governmental Authority and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business of the respective Party and its Subsidiaries consistent with past custom and practice (including, as applicable, with respect to quantity and frequency); provided, however, that in no event shall any breach of any Law or contract or a violation of any Permit be considered the ordinary course of business.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, operating agreement or equivalent governing documents of an entity, in each case as amended, restated or modified to date.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the Common Stock of the Parent.

“Parent Capital Stock” means all stock of any class or series of the Parent.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, (b) may reasonably be expected to have any Liability, or (c) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Parent or any of its Subsidiaries participates that is sponsored by any professional employer organization.

“Parent Financial Statements” has the meaning set forth in Section 4.3.

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“Parent Material Contracts” has the meaning set forth in Section 4.10.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock granted by Parent, including pursuant to any Parent stock plan.

“Parent Restricted Stock Units” means any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent stock plan.

“Permitted Encumbrances” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves will be or have been made on the Parent or Company Financial Statements, in accordance with GAAP (in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the SEC Reports, (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable and (f) liens arising under applicable securities Law.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) or any Governmental Authority. References to a Person are also to its permitted successors and assigns.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Principal” has the meaning set forth in the Recitals.

“Pro Rata Share” means the percentage determined by dividing the number of shares of Company Capital Stock held by a Company Stockholder by the total amount of Company Capital Stock outstanding (excluding shares of Company Capital Stock to be canceled pursuant to Section 2.6(a)(i) and excluding Dissenting Shares).

“Proceeding” or “proceeding” means any litigation (in law or in equity), claim, charge, complaint, demand, action, investigation, audit, arbitration, mediation, lawsuit, hearing or similar proceeding by or before any Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Registration Statement” has the meaning set forth in Section 6.1(a).

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“Required Stockholder Vote” shall mean the approval by the stockholders of the Company and the stockholders of the Parent, as required under their respective Organizational Documents, the NRS, and the DGCL, as applicable.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.

“Reserve Account” has the meaning set forth in Section 6.12.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material), including the exhibits thereto and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary and, unless otherwise expressly provided, shall include any Subsidiary of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Returns” means any report, return, declaration, claim for refund, document, information return or statement or other filing, including any schedule or attachment thereto, and any amendments, required to be supplied to any Governmental Authority (foreign or domestic) or third party with respect to Taxes.

“Taxes” means (a) any income, gross receipts, net proceeds, corporation, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, unclaimed or abandoned property, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, backup withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated or other tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever and denominated by any name whatsoever, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, whether or not disputed, and including any interest, penalties or additions thereto or additional amounts in respect of the foregoing, (b) any and all liability for amounts described in clause (a) of any member of an Affiliated Group of which the Company or any Subsidiary of the Company (or any predecessor of the Company or any Subsidiary of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (c) any and all liability for amounts described in clause (a) of any Person imposed on the Company or any Subsidiary of the Company as a transferee or successor, by Contract, pursuant to any law, rule or regulation, or otherwise.

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“Term Sheet” has the meaning set forth in Section 6.12.

“Termination Agreement” has the meaning set forth in Section 6.13.

“Termination Date” has the meaning set forth in Section 10.1(c).

“Total Merger Consideration” means an amount of Parent Common Stock equal to Ninety Eight and Three Tenths percent (98.3%) of the outstanding amount of Parent Capital Stock on a fully diluted basis as immediately after the Closing, based on an implied valuation of $2.85 per share for the Parent Common Stock.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed and delivered in connection herewith, including the Certificate of Merger.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the NRS, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and become a wholly-owned Subsidiary of Parent and shall be governed by the laws of the State of Nevada and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in this Agreement and the NRS.

2.2 Effective Time. On the Closing Date, the Company shall duly execute a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and, immediately following the Closing, Parent shall file such Certificate of Merger with the Secretary of State of the State of Nevada in accordance with the NRS. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Nevada or at such subsequent time as specified in the Certificate of Merger (the “Effective Time”).

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2.3 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as possible after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied at the Closing) shall have been satisfied or, if permissible, waived by the party hereto entitled to the benefit of the same and, subject to the foregoing, or at such time and on such date as specified by the parties (the “Closing Date”). The Closing shall take place electronically by exchange of PDF copies of documents or at such other time and place as agreed to by the parties hereto.

2.4 Certificate of Incorporation and Bylaws.

(a) Surviving Corporation. The certificate of incorporation of the Company immediately prior to the Effective Time shall be, at the Effective Time, the certificate of incorporation of the Surviving Corporation until thereafter amended, restated, repealed or otherwise modified as provided by the NRS or the terms of such certificate of incorporation. The bylaws of the Company immediately prior to the Effective Time shall be, at the Effective Time, the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such bylaws.

(b) Parent. The certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation. The Parties acknowledge that prior to the Effective Time, subject to receipt of the Required Stockholder Vote, Parent shall file an amendment to its certificate of incorporation to effect the Nasdaq Reverse Split (to the extent applicable and necessary), and to make such other changes as are mutually agreeable to Parent and the Company.

2.5 Directors and Officers.

(a) Surviving Corporation. The Parties shall use commercially reasonable efforts and take all corporate actions required to ensure that, subject to any Required Stockholder Vote, the directors and officers of the Surviving Corporation after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Surviving Corporation, shall be as agreed upon by the Parties hereto, and shall be agreed upon prior to the filing of the Form S-4.

(b) Parent. The Parties shall use commercially reasonable efforts and take all corporate actions required to ensure that, subject to any Required Stockholder Vote, the directors and officers of Parent after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as agreed upon by the Parties hereto. The officers and directors agreed upon by the Parties shall satisfy all SEC or Nasdaq requirements, and shall be agreed upon prior to the filing of the Form S-4.

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2.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or the holder of any of the following securities:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.6(c), each share of Company Capital Stock outstanding or any outstanding vested and unexercised options or unvested options immediately prior to the Effective Time (excluding shares of Company Capital Stock to be canceled pursuant to Section 2.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive (or the right to receive upon exercise of such option) a Pro-Rata Share of the Total Merger Consideration (the “Merger Consideration”).

(b) If any shares of Company Capital Stock or Company Capital Stock subject to options outstanding immediately prior to the Effective Time are vested and unexercised, or unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares or options of Company Capital Stock will to the same extent be unvested, unexercised and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. All outstanding options shall be exchanged for Parent stock options, with the same vesting schedule and the number of shares and exercise price shall be adjusted accordingly. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) Notwithstanding the foregoing; (i) any Company Capital Stock or Company options outstanding immediately prior to the Effective Time, whether vested, unvested, or unexercised, or that are subject to repurchase options or forfeiture risks, shall be exchanged for Parent Common Stock or options, as applicable; and (ii) upon the Merger Closing, all such replacement securities shall be considered fully vested in accordance with the CWV board action accelerating any vesting, with the exception of only the 5 named stockholders listed in that same CWV board action.

(d) All shares of Parent Common Stock issued in connection with the Merger shall be subject to the Nasdaq Reverse Stock Split, which, subject to the Required Stockholder vote, shall be effective immediately prior to the Closing. Parent shall not issue fractional shares of Parent Common Stock when issuing shares pursuant to Section 2.6(a)(ii), but shall instead round up all shares of Parent Common Stock to the nearest full share.

(e) Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each book entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

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2.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.6(a), and all holders of certificates representing Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Capital Stock shall be made on such stock transfer books after the Effective Time.

2.8 Surrender of Company Capital Stock.

(a) On or prior to the Closing Date, Parent and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.6(a) in exchange for Company Capital Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that (A) delivery of physical stock certificates representing shares of Company Capital Stock, (the “Company Stock Certificates”) shall be effected, and risk of loss and title shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (B) a holder of uncertificated shares of Company Capital Stock shall not be required to deliver Company Stock Certificates and in lieu thereof, the Exchange Agent shall receive an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may require), with respect to such uncertificated shares of Company Capital Stock) and (ii) instructions for effecting the surrender of Company Stock Certificates, or uncertificated shares of Company Capital Stock, in exchange for book-entry shares of Parent Common Stock. Upon surrender of a Company Stock Certificate or other reasonable evidence of the ownership of uncertificated Company Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or uncertificated shares of Company Capital Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6(a) and Section 2.6(c) and (B) the Company Stock Certificate or uncertificated shares of Company Capital Stock so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate or uncertificated shares of Company Capital Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Capital Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Capital Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate or any Parent Capital Stock issued in exchange therefor as Parent may reasonably request.

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(c) No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or uncertificated shares of Company Capital Stock or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Common Stock deposited with the Exchange Agent that remain undistributed to holders of Company Capital Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore surrendered their Company Stock Certificates or uncertificated shares of Company Capital Stock in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) No Person shall be liable to any holder of any Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10 Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and/or a transfer within the meaning of Section 351(a) of the Code, (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.11 Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld from such consideration under applicable Law; provided that, with respect to any non-compensatory amounts, the Exchange Agent, Parent and the Surviving Corporation shall use commercially reasonable efforts to promptly notify such Persons of any intention to withhold any portion of such consideration and cooperate with any requests by such Persons to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All payments made under this agreement that constitute compensation to employees for services for Tax purposes shall be made through the payroll of the Surviving Corporation or Parent, as applicable.

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2.12 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders or owned by beneficial owners who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the NRS (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.6 attributable to such Dissenting Shares. Such stockholders or beneficial owners shall be entitled to receive payment of the fair value of such shares of Company Capital Stock held by them in accordance with the NRS, unless and until such stockholders or beneficial owners fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the NRS. All Dissenting Shares held by stockholders or owned by beneficial owners who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the NRS (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.6 and 2.8.

The Company shall give Parent prompt written notice of any demands by dissenting stockholders or beneficial owners received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedules delivered by the Company to the Parent (the “Company Disclosure Schedules”), an initial draft of which shall be provided to Parent at least 10 days prior to the Closing Date, the Company and the Company Majority Stockholder hereby make, jointly and severally, to Parent and Merger Sub the representations and warranties contained in this Article III that shall be true as of the Closing Date:

3.1 Organization; Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

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(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject to obtaining the Company’s Required Stockholder Vote. The Company Board has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.4 Non-Contravention; Consents.

(a) Subject to obtaining the Required Stockholder Vote and the filing of the Certificate of Merger required by the NRS, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

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(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company except for (i) the Required Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada pursuant to the NRS and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(b) No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

3.5 Capitalization.

(a) The authorized shares of capital stock of the Company consist of 500,000,000 shares of Common Stock, par value $0.0001 (the “Company Common Stock”). There are as of the date of this Agreement 379,665,000 shares of Company Common Stock issued and outstanding on a fully diluted basis at the share price of $2.42/share. As of the date of this Agreement, the Company’s capital stock is held by the Persons and in the amounts set forth in Section 3.5(a) of the Company Disclosure Schedules, which further sets forth for each such Person (i) the name of such Person and the number of shares held, (ii) the class and series of such shares, (iii) the number of the applicable book-entry positions representing such shares or the number of the certificate representing such shares, and (iv) whether such Person is or has ever been an employee. There are no declared or accrued but unpaid dividends with respect to any shares of the Company’s capital stock and the Company has never declared or paid any dividend or other distribution. All of the outstanding Company Capital Stock as set out in Section 3.5(a) of the Company Disclosure Schedules have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. All shares of Company Capital Stock have been issued in reliance of valid exemptions from federal securities Laws and state securities laws.

(b) The Company has provided Parent and Merger Sub with a copy of any Company equity incentive plans, and has disclosed all outstanding Company Warrants and Company Options.

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(c) The Company has disclosed in Section 3.5(a) of the Company Disclosure Schedules all other outstanding equity interests, options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests or securities containing any equity features of the Company or contracts by which the Company is or may become bound to issue additional shares of capital stock or other equity interests or options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or other securities of the Company. Except as disclosed by the Company, the Company has no outstanding nor has authorized any phantom equity, profit participation or similar rights, or any bonds, debentures, notes or other similar obligations.

3.6 Financial Statements. The Company has delivered to Parent its consolidated financial statements (consisting of the consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows and the notes thereto) as of and for the fiscal year ended December 31, 2025 (collectively, the “Financial Statements”).

The Financial Statements (A) are consistent in all material respects with the books and records of the Company; (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (C) fairly present in all material respects the financial position of the Company as of the dates indicated therein and for the periods then ended.

3.7 Absence of Changes. Except as set forth on Section 3.7 of the Company Disclosure Schedules, between the date of its incorporation and the Closing Date, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Company Material Adverse Effect.

3.8 Absence of Undisclosed Liabilities. Since the date of its incorporation, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against (or to be disclosed, reflected or reserved against) in the Company Financial Statements, (b) normal and recurring current Liabilities that have been incurred by the Company since the date hereof in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, and (e) Liabilities set forth in Section 3.8 of the Company Disclosure Schedules.

3.9 Title to Assets. The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including all tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

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3.10 Real Property; Leasehold. Except as set forth on Section 3.10 of the Company Disclosure Schedules, the Company does not own or lease any real property. The Company has good and valid title to all of its owned real property, free and clear of all Encumbrances except as set forth in Section 3.10 of the Company Disclosure Schedules. The Company is not party to any agreement to purchase or sell any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed, each of which is in full force and effect, with no existing material default thereunder by the Company or to the Company’s knowledge, the other party thereto.

3.11 Intellectual Property. The Company has disclosed all material Intellectual Property assets or rights it owns to the Parent. The Company has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on its business as now conducted without any conflict with or infringement of the rights of others. The Company has not received any written communication from any party or agent thereof alleging that the Company’s use of such proprietary assets may infringe such party’s rights in the Intellectual Property. The conduct of the business as presently conducted or currently planned to be conducted will not infringe, misappropriate or violate any intellectual property of any other person or entity. The Company is not using, and it will not be necessary to use, any Intellectual Property of any of its past or present employees or contractors (or people currently intended to be hired) made prior to their employment by Company or any confidential information or trade secrets of any former employer of such person. None of the Company’s employees is obligated under any agreement (including without limitation any licenses, covenants, contracts, or commitments of any nature), or subject to any judgment, decree or Order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the business as presently conducted and currently planned to be conducted. Neither the execution nor delivery of this Agreement nor the carrying on of the business by the employees will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or members is now obligated.

3.12 Agreements, Contracts and Commitments. Except as disclosed in the Form S-4 or as set forth in Section 3.12 of the Company Disclosure Schedules, the Company is not party to any Company contract with a Governmental Authority, or any Company Contracts which provide for (collectively, the “Company Material Contracts”): (a) any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business; (b) any agreement limiting the Company’s ability to compete or engage in any line of business; (c) capital expenditures, payments, or revenues in excess of $100,000; (d) the disposal or acquisitions of material assets; or (e) the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company. The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto.

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3.13 Compliance; Permits; Restrictions. The Company is and has been in material compliance with all applicable Laws. No investigation, claim, suit, audit, Order or other Proceeding or action by any Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. The Company holds all required Governmental Authorizations for the operation of the business of the Company as currently conducted.

3.14 Proceedings; Orders. There is no pending Proceeding and, to the knowledge of the Company, no Person has threatened in writing to commence any Proceeding (i) that involves the Company or any of its Affiliates or any of the material assets owned or used by the Company or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

3.15 Tax Matters. The Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by the Company under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction. All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

3.16 Employee and Labor Matters; Benefit Plans. The Company has disclosed all Company Employee Plans to Parent. Each Company Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

3.17 Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company, including the Company’s business and current or former facilities.

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3.18 Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.

3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules describes any transactions or relationships between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s Immediate Family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.20 Exclusivity of Representations. Except as provided in this Article III (as modified by the Company Disclosure Schedules), neither the Company, Principal, nor any of their respective directors, officers, employees, stockholders, or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub. The Company acknowledges and agrees (on its own behalf and on behalf of Principal) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent and Merger Sub; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent and Merger Sub for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article IV, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally make to the Company the representations and warranties contained in this Article IV as of the date of this Agreement and as of the Closing Date:

4.1 Organization; Authority.

(a) Parent is duly incorporated, and is validly existing and in good standing (or equivalent status), under the laws of the State of Delaware. Merger Sub is duly incorporated, and is validly existing and in good standing (or equivalent status), under the laws of the State of Nevada. Each of Parent and Merger Sub have all requisite corporate power and authority to own, operate and lease their respective properties and carry on their respective businesses as currently conducted. Each of Parent and Merger Sub are duly qualified to do business as a foreign entity under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not adversely affect them in any material respect. Each of Parent and Merger Sub have made available to Company accurate and complete copies of their Organizational Documents, as amended to date and currently in effect. Neither the Parent nor Merger Sub are in violation of any of the provisions of their Organizational Documents.

(b) Each of Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Parent or Merger Sub is a party and, subject to receipt of the Required Stockholder Vote, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Parent and/or Merger Sub is a party, and, to the extent required, the performance by both Parent and Merger Sub of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions, have been duly authorized by the Board of Directors of the Parent and Merger Sub, and no other corporate proceedings are necessary in connection therewith (other than the Required Stockholder Vote). This Agreement has been, and each of the other Transaction Documents to which the Parent or Merger Sub is a party has been or will be, duly authorized, executed and delivered by the Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and each of the other Transaction Documents which the Parent or Merger Sub is a party by each of the other parties thereto, constitutes a legal, valid and binding obligation of the Parent and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2 Capitalization.

(a) The capitalization of the Parent as of the specific dates set forth therein is as set forth in its SEC Reports. The Parent has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under Parent’s stock option plans, the issuance of shares of Parent Common Stock to employees pursuant to the Parent’s employee stock purchase plans and pursuant to the conversion and/or exercise of Parent Common Stock equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. All of the issued and outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. All issued and outstanding shares of Parent Capital Stock were issued in compliance with applicable law and the Parent’s Organizational Documents. Parent has provided the Company with a copy of its capitalization table.

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(b) The authorized shares of capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001, all of which is issued and held by Parent.

(c) A copy of the Parent’s equity incentive plan is available in the Parent’s SEC Reports, and Parent has disclosed all outstanding warrants to purchase Parent Common Stock. Merger Sub does not have an equity incentive plan, and there are no outstanding warrants or options to purchase any capital stock of Merger Sub.

(d) Parent has disclosed all other outstanding equity interests, options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests or securities containing any equity features of the Parent, or contracts by which the Parent is or may become bound to issue additional shares of capital stock or other equity interests or options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or other securities of the Parent. Except as disclosed by the Parent, neither of the Parent or Merger Sub has outstanding or authorized any phantom equity, profit participation or similar rights, or any bonds, debentures, notes or other similar obligations.

(e) The Parent Capital Stock is not contractually or pursuant to the Parent’s Governing Documents, subject to any anti-dilution provisions that would permit any shares of common stock sold by the Parent after the issuing of an option (or convertible security), to match the lowest sale price as the adjusted option price or conversion ratio for existing shareholders.

4.3 Financial Statements. Parent has delivered to Company its consolidated financial statements (consisting of the consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows and the notes thereto) as of and for the fiscal year ended December 31, 2025 (collectively, the “Parent Financial Statements”). The Parent Financial Statements (A) are consistent in all material respects with the books and records of Parent; (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (C) fairly present in all material respects the financial position of Parent and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods then ended. The Parent represents that except as set forth in its SEC Reports, it has no material Liabilities. Parent has provided the Company with a list of all of its material liabilities.

4.4 SEC Reports. All SEC Reports filed by Parent are, in all material respects, accurate, complete and when applicable prepared in accordance with GAAP.

4.5 Absence of Changes. Except as set forth in the Parent SEC Reports, between December 31, 2025 and the Closing Date, Parent and Merger Sub have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Material Adverse Effect.

4.6 Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Reports, neither Parent nor Merger Sub have any Liability except for: (a) Liabilities disclosed, reflected or reserved against (or to be disclosed, reflected or reserved against) in the Parent Financial Statements, (b) normal and recurring current Liabilities that have been incurred by Parent since the date hereof in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of Parent under its respective Contracts, and (d) Liabilities incurred in connection with the Contemplated Transactions.

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4.7 Title to Assets. Except as set forth in the Parent SEC Reports, Parent owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including all tangible assets reflected in the books and records of the Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent free and clear of any Encumbrances, other than Permitted Encumbrances.

4.8 Real Property; Leasehold. Except as set forth in the Parent SEC Reports, neither Parent nor Merger Sub owns or leases any real property. Parent has good and valid title to all of its owned real property, free and clear of all Encumbrances except as set forth in the Parent SEC Reports. Neither Parent nor Merger Sub is party to any agreement to purchase or sell any real property. Parent has made available to the Company, including through Parent’s SEC Reports (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent and (b) copies of all leases under which any such real property is possessed, each of which is in full force and effect, with no existing material default thereunder by Parent or to the Parent’s knowledge, the other party thereto.

4.9 Intellectual Property. Parent has disclosed, including through inclusion on its SEC Reports, all material Intellectual Property assets or rights it owns to the Company. Except as set forth in the Parent SEC Reports, Parent has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on its business as now conducted without any conflict with or infringement of the rights of others. Parent has not received any written communication from any party or agent thereof alleging that the Parent’s use of such proprietary assets may infringe such party’s rights in the Intellectual Property. The conduct of the business as presently conducted or currently planned to be conducted will not infringe, misappropriate or violate any intellectual property of any other person or entity. Parent is not using, and it will not be necessary to use, any Intellectual Property of any of its past or present employees or contractors (or people currently intended to be hired) made prior to their employment by Parent or any confidential information or trade secrets of any former employer of such person. None of the Parent’s employees are obligated under any agreement (including without limitation any licenses, covenants, contracts, or commitments of any nature), or subject to any judgment, decree or Order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent or that would conflict with the business as presently conducted and currently planned to be conducted. Neither the execution nor delivery of this Agreement nor the carrying on of the business by the employees will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or members is now obligated.

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4.10 Agreements, Contracts and Commitments. Except as disclosed in the Form S-4 or the Parent SEC Reports, Parent is not party to any contract with a Governmental Authority, or any contracts which provide for (collectively, the “Parent Material Contracts”): (a) any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business; (b) any agreement limiting Parent’s ability to compete or engage in any line of business; (c) capital expenditures, payments, or revenues in excess of $100,000; (d) the disposal or acquisitions of material assets; or (e) the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent. Parent has delivered or made available to the company, including through its SEC Reports, accurate and complete copies of all Parent Material Contracts, including all amendments thereto.

4.11 Compliance; Permits; Restrictions. Parent and Merger Sub are and have been in material compliance with all applicable Laws, except as set forth in the Parent SEC Reports or otherwise previously disclosed to the Company. Except as set forth in the Parent SEC Reports, no investigation, claim, suit, audit, Order or other Proceeding or action by any Governmental Authority is pending or, to the knowledge of Parent, threatened against Parent. Except as set forth in the Parent SEC Reports, there is no agreement or Order binding upon Parent which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. Parent holds all required Governmental Authorizations for the operation of the business of Parent as currently conducted.

4.12 Proceedings; Orders. Except as set forth in the Parent SEC Reports, there is no pending Proceeding and, to the knowledge of Parent, no Person has threatened in writing to commence any Proceeding (i) that involves Parent or any of its Affiliates or any of the material assets owned or used by Parent or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

4.13 Employee and Labor Matters; Benefit Plans. Parent has disclosed, including through the Parent SEC Reports, all Parent Employee Plans to the Company. Each Parent Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Parent, threatened with respect to any Parent Employee Plan. All payments and/or contributions required to have been made with respect to all Parent Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law.

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4.14 Environmental Matters. Except as set forth in the Parent SEC Reports, Parent has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Material Adverse Effect. Parent has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the Parent’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent has received any written notice or other communication relating to property owned or leased at any time by Parent, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent is not in compliance with or violated any Environmental Law relating to such property and (ii) Parent has no material liability under any Environmental Law. Parent has made available all environmental site assessments, environmental audits and other material environmental documents in Parent’s possession or control relating to Parent, including the Parent’s business and current or former facilities.

4.15 Insurance. Parent has delivered to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent. Each of such insurance policies is in full force and effect and Parent is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, Parent has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.

4.16 Transactions with Affiliates. The Parent SEC Reports describe any transactions or relationships between, on one hand, Parent and, on the other hand, any (a) executive officer or director of Parent or any of such executive officer’s or director’s Immediate Family members, (b) owner of more than 5% of the voting power of the outstanding Parent Capital Stock or (c) to the knowledge of Parent, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Parent) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act

4.17 Exclusivity of Representations. Except as provided in this Article IV, neither the Parent, Merger Sub, nor any of their respective directors, officers, employees, stockholders, or representatives has made, or is making, any representation or warranty whatsoever to Company. Parent and Merger Sub acknowledge and agree that: (i) they have conducted their own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Company; (ii) they have been afforded satisfactory access to the books and records, facilities and personnel of Company for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article III, they are not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

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ARTICLE V
COVENANTS

5.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, as required by applicable Law, or (iii) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that are material to Parent, and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable. The reduction of employees of Parent, as previously discussed by the Parties, shall not require Company consent nor constitute a breach of any Parent obligation under this Section 5.1.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend, or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions and the Nasdaq Reverse Stock Split;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Units, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vi) (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

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(vii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent Intellectual Property rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) waive, settle or compromise any pending or threatened Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiii) (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries; or

(xiv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

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5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement or the Transaction Documents, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedules, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement or the Subscription Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedules, (iii) as required by applicable Law, (iv) in connection with any actions taken in the Ordinary Course of Business, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options or Company Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iv) acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi) sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(vii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property rights (other than pursuant to non-exclusive licenses);

(viii) waive, settle or compromise any pending or threatened Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

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(ix) enter into, amend in a manner adverse to the Company or terminate any Company Material Contract; or

(x) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access to Information.

(a) Subject to the terms of the NDA, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

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5.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (other than to inform such Person of the existence of the provisions in this Section 5.4), (iv) approve, endorse or recommend any Acquisition Proposal, (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, (x) any public disclosures made in compliance with any required SEC Reports shall not constitute a violation of this Section 5.4 and (y) notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Stockholder Vote), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a superior offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed acceptable confidentiality agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

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(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person within twenty-four (24) hours following the execution and delivery of this Agreement.

(d) Notwithstanding anything herein to the contrary, any solicitation, initiation, or communication regarding the sale of Parent’s legacy assets by Parent’s representatives shall not be considered an Acquisition Proposal or Acquisition Inquiry and shall not constitute a breach of this Section 5.4.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any material Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the knowledge of such Party, threatened against such Party or, to the knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any material inaccuracy in any representation or warranty to be made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedules for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7 or Section 8 has been satisfied, until an amendment to such Company Disclosure Schedules has been approved by the Parent.

ARTICLE VI
ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Registration Statement, Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which a proxy statement relating to the Parent stockholder meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Contemplated Transactions, other than any shares of Parent Capital Stock which are not permitted to be registered on Form S-4 pursuant to applicable Law. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall use commercially reasonable efforts to take all actions required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Capital Stock pursuant to the Contemplated Transaction. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and its Affiliates, as applicable, to the other Parties that is required by law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

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(b) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no later than one (1) Business Day before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Parent has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Parent by the Company pursuant to this Section 6.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

6.2 Efforts; Regulatory Approvals.

(a) The Parties shall use commercially reasonable efforts to obtain all regulatory approvals required by applicable Law to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

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6.3 Officers’ and Directors’ Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL or NRS, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(c) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Company shall purchase, prior to the Effective Time, a three (3) year prepaid “D&O tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least three (3) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Company’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Company will not commit or spend on such “D&O Tail policy” annual premiums in excess of 250% of the annual premiums paid by Company in its last full fiscal year prior to the date hereof for Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (nor, for the avoidance of doubt, shall Company be obligated to spend any specific amount), and if such premiums for such “D&O tail policy” would exceed 250% of such annual premium, then Company shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium.

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(d) The provisions of this Section 6.3 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

6.4 Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the NDA, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.4.

6.5 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and to submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, certified by the Secretary of State of the State of Delaware, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Capital Stock on Nasdaq (including any Parent Common Stock issuable upon conversion thereof) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.5. All Nasdaq fees associated with any action contemplated by this Section 6.5, including any fees related to the engagement of a consultant (the “Nasdaq Fees”), shall be paid by the Company.

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6.6 Tax Matters.

(a) The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them to support the Intended Tax Treatment, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

(b) Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(c) Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

6.7 Further Action. Each of the Parties shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions.

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6.8 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall take all necessary action so that the Persons agreed upon by the Parties hereto are elected or appointed, as applicable, to the positions of officers or directors of Parent and the Surviving Corporation, to serve in such positions effective as of the Effective Time. If any such Person is unable or unwilling to serve as officer or director of Parent or the Surviving Corporation, as set forth therein, the Parent and Company shall agree to a successor. All current Parent directors shall resign and all Parent officers shall be terminated at or before the Closing to ensure a clean transition, unless Parent and the Company have agreed that such officer or director will continue in their role with Parent, or as otherwise required to satisfy Nasdaq rules. Any officers of Parent that are terminated pursuant to this Section 6.8, including Chris Whitaker and David Gandini, shall be entitled to receive the compensation for a termination without cause as set forth in their respective employment agreements with Parent, which, for avoidance of doubt, includes: (i) accrued but unused vacation and sick time, (ii) earned but unpaid salary, (iii) awarded but unpaid bonuses, (iv) acceleration of any unvested Parent Capital Stock or options to purchase Parent Capital Stock which shall automatically vest immediately upon termination, (v) approved expense reimbursements, and (vi) a severance payment equal to one year of base salary. Chris Whitaker is also entitled to an amount equal to premium payments for six months of COBRA coverage.

6.9 Allocation Information. The Company will prepare and deliver to Parent prior to the Closing a spreadsheet setting forth (as of immediately prior to the Effective Time) (a) each holder of (i) Company Capital Stock, (ii) Company Options and (iii) Company Warrants, (b) such holder’s name and address, (c) with respect to holders of Company Capital Stock, the number or percentage and type of Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock, Company Options and Company Warrants held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.10 Parent SEC Reports. From the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all SEC Reports required to be filed by Parent with the SEC under the Exchange Act or the Securities Act.

6.11 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.12 Company Pre-Closing Financing. The Parties acknowledge that Company will obtain third party financing prior to Closing (the “Company Pre-Closing Financing”) in the amount of approximately Five Million Five Hundred Thousand Dollars ($5,500,000) of which Two Million Dollars ($2,000,000) will be designated for use by Parent post-Closing (the “Financing Funds”). Pursuant to the terms of the Binding Term Sheet executed of even date hereof, the form of which is attached hereto as Exhibit B (the “Term Sheet”), the third-party financers will become stockholders of the Company prior to Closing, but the Financing Funds shall be placed into a reserve account (the “Reserve Account”) at least 14 days prior to the Closing Date. The Company shall not remove the Financing Funds from the Reserve Account prior to the Effective Time, and after the Effective Time, the Financing Funds shall be reserved to fund the continuing of the business operations of the Parent, and to pay any Parent warrant holders or settle any Parent debts.

6.13 Termination of H.C. Wainright Agreement. On or before 10:00 am Eastern Standard Time April 28, 2026, Parent shall have entered into an agreement to terminate (the “Termination Agreement”) the engagement letter, dated as of December 22, 2025 by and between Parent and H.C. Wainwright & Co., LLC on terms satisfactory to the Company in its reasonable discretion.

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ARTICLE VII
CLOSING DELIVERIES

7.1 Closing Deliveries of the Company. At or prior to the Closing, the Company shall have delivered the following documents (duly executed as appropriate and in form and substance reasonably satisfactory to Parent) to Parent:

(a) a certificate executed by an officer of the Company certifying:

(i) as accurate and complete as of the Closing, copies of the Organizational Documents of the Company, certified by the Secretary of State of the State of Nevada;

(ii) a certificate of good standing (or equivalent certificate) from the Secretary of State (or equivalent Governmental Authority) of the state of formation of the Company;

(iii) all requisite resolutions or actions of the Company Board, in each case, approving the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions;

(iv) all requisite resolutions or actions constituting the Required Stockholder Vote of the Company’s stockholders; and

(v) as to the names, titles, and signatures of the officers of the Company authorized to sign and deliver the Transaction Documents on behalf of the Company;

(b) the Company Disclosure Schedules (initial draft at least 10 days prior to Closing).

(c) the Certificate of Merger.

(d) the Allocation Schedule.

(e) evidence that the Financing Funds have been placed into the Reserve Account and the balances as of the day immediately prior to Closing.

(f) the Closing Certificate.

(g) Questionnaires for all directors and executive officers of the Company who will be directors or officers of Parent or the Surviving Corporation after Closing.

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7.2 Closing Deliveries of Parent and Merger Sub. At or prior to the Closing, Parent and Merger Sub, as applicable, will deliver the following documents (duly executed as appropriate) to the Company:

(a) a certificate executed by an officer of the Parent certifying:

(i) as accurate and complete as of the Closing, copies of the Organizational Documents of the Parent, certified by the Secretary of State of the State of Delaware and of the Merger Sub, certificated by the Secretary of State of the State of Nevada;

(ii) a certificate of good standing (or equivalent certificate) from the Secretary of State (or equivalent Governmental Authority) of the state of formation of the Parent and of Merger Sub;

(iii) all requisite resolutions or actions of the Parent and Merger Sub Board of Directors, in each case, approving the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions;

(iv) all requisite resolutions or actions constituting the Required Stockholder Vote of the Parent’s stockholders; and

(v) as to the names, titles, and signatures of the officers of the Parent authorized to sign and deliver the Transaction Documents on behalf of the Parent.

(b) resignations of each director and termination of each officer of the Parent, other than the directors and officers continuing with Parent after the Effective Time, effective at the Effective Time.

(c) the Certificate of Merger.

(d) the Closing Certificate.

ARTICLE VIII
CONDITIONS TO MERGER

8.1 Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the fulfillment or waiver by consent of the Company (in the case of a waiver of an obligation of Parent or Merger Sub) or Parent (in the case of a waiver of an obligation of the Company), where permissible by law, at or prior to the Closing, of each of the following conditions:

(a) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other Order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any law, statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

(b) Stockholder Approval. (a) Parent shall have obtained the Required Stockholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement) and (b) the Company shall have obtained the Required Stockholder Vote.

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(c) Listing. The Nasdaq Listing Application shall have been approved by Nasdaq.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or Proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn.

(e) Total Merger Consideration. The Parent and the Company have agreed upon the relative values of each entity and have determined the Total Merger Consideration.

8.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and Merger Sub at or prior to the Closing:

(a) Company Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III, shall be true and correct in all material respects, without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” or other terms of similar import or effect set forth therein, as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects as of such date).

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) No Company Material Adverse Effect. From the date of this Agreement until the Closing, there shall not have occurred a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate executed and delivered by an officer of the Company, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied (the “Closing Certificate”), which certificate shall be in form and substances reasonably satisfactory to Parent.

(e) Closing Deliverables. The Company shall have delivered to Parent all of the items required to be delivered pursuant to Section 7.1.

(f) Due Diligence. The Board of Directors of Parent shall be satisfied with its due diligence on the Company.

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8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all respects as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Contemplated Transactions.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate executed and delivered by an officer of Parent, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Closing Deliverables. The Parent shall have delivered to the Company all of the items required to be delivered pursuant to Section 7.2.

ARTICLE IX
INDEMNIFICATION

9.1 Reciprocal Indemnification. Subject to the Closing of the transactions contemplated by this Agreement and the Transaction Documents, Principal shall indemnify and hold Parent harmless against and in respect of all actions, suits, demands, judgements, fines, costs and expenses (including reasonable attorney’s fees) (collectively “Damages”) resulting from, relating to or constituting any misrepresentation or breach of any representation or warranty or non-fulfillment of any covenant on the part of the Company or Principal contained in this Agreement or the Transaction Documents. Subject to the Closing of the transactions contemplated by this Agreement and the Transaction Documents, the Parent and the Merger Sub shall, jointly and severally, indemnify and hold the Company and its Principal harmless against any damages resulting from Parent’s misrepresentations, breaches of warranty, or non-fulfilment of covenants.

9.2 Survival. The indemnification provided for in this Article IX shall terminate and be of no further force and effect one year from the Effective Time, except with regard to any Damages caused by fraud or intentional misrepresentation which shall survive through any statute of limitations period and except as to any representation or warranty as to which a written notice of claim for indemnification has been given to the Indemnitors prior to the expiration of such one year period.

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9.3 Claims. Any action on account of Damages (an “Indemnity Claim”) may be asserted by the independent directors of Parent or by the Company by giving the Indemnitors written notice (a “Notice of Claim”) which sets forth (i) a brief description of the nature of the Indemnity Claim and (ii) the total amount of the actual out-of-pocket Damages or the anticipated potential Damages (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data will not constitute a defense (in whole or in part) to any Indemnity Claim and will not affect the duties or obligations of Principal or Parent and Merger Sub in their respective capacities as indemnitors (the “Indemnitors”), under this Article IX, except to the extent (and only to the extent that) such failure has adversely affected the ability of the Indemnitors to defend against or reduce their liability or caused or increased such liability or otherwise caused the Damages for which the Indemnitors are obligated to be greater than such Damages would have been had the Notice of Claim been given to the Indemnitors promptly. The Indemnitors shall have 30 days following receipt of a Notice of Claim to respond to such notice.

9.4 Defense of Claims. If any legal Proceeding shall be instituted, or any demand or claim shall be made, against any party entitled to indemnification hereunder, such indemnified party shall give prompt written notice thereof to the indemnifying party and, except as otherwise provided in this Article IX, the Indemnitors shall have the right to defend any litigation, action, suit, demand, or claim for which indemnification may be sought unless the indemnified party conclusively determines that such litigation, action, suit, demand or claim, or the resolution thereof, could have an ongoing material adverse effect on the business of the indemnified party, in which case, the indemnified party shall be entitled to defend any such litigation. If the indemnifying party defends the litigation, action, suit, demand or claim, the indemnified parties shall extend reasonable cooperation in connection with such defense, which shall be at the indemnifying party’s sole expense.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by the mutual written consent of Parent (on behalf of itself and Merger Sub) and the Company;

(b) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction or other action shall have become final and non-appealable;

(c) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other, if the consummation of the Merger shall not have occurred on or before October 15, 2026 the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure (or, in the case of Parent, Merger Sub’s failure) to comply with any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before the Termination Date;

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(d) by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Parent if: (i) there occurs a breach of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement, and which breach, in the absence of a cure within thirty (30) days following delivery of such written notice to Parent, would cause any of the closing conditions set forth in Sections 8.1 or 8.3 to not be satisfied, and which breach has continued without cure for a period of thirty (30) days following delivery of such written notice to Parent, or (ii) the Termination Agreement has not been executed by 10:00 am Eastern Standard Time on April 28, 2026; or

(e) by Parent or Merger Sub, if neither Parent nor Merger Sub is then in material breach of any term of this Agreement, upon written notice to the Company if there occurs a breach of any representation, warranty or covenant of the Company contained in this Agreement, and which breach, in the absence of a cure within thirty (30) days following delivery of such written notice to the Company, would cause any of the closing conditions set forth in Sections 8.1 or 8.2 to not be satisfied, and which breach has continued without cure for a period of thirty (30) days following delivery of such written notice to the Company.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company, or any of their respective directors, officers, employees, partners, managers, members, Stockholders or other representatives, and all rights and obligations of any party hereto shall cease, except that the agreements contained in this Article X and Articles IX and XI shall survive the termination of this Agreement; provided, that nothing herein shall relieve any party hereto from liability resulting from any willful breach of such party’s representations, warranties, covenants or agreements contained herein prior to such termination, or any intentional fraud of such party.

ARTICLE XI

GENERAL PROVISIONS

11.1 Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time and a period of one-year after the Effective Time, and the covenants, that by their terms survive the Effective Time, and this Section Article XI shall survive the Effective Time.

11.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by electronic mail, on the date so sent; (c) if sent by electronic mail on a day other than a Business Day, on the Business Day following the date on which so sent; and (d) if sent by overnight delivery via a national courier service, one (1) Business Day after being delivered to such courier, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub, to:

SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Ste 1400

Greenwood Village, CO 80111

Attention: Chris Whitaker

Email:

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with a copy (which shall not constitute notice) to:

Clark Hill PLC

1400 Wewatta St, Ste 550

Denver, CO 80202

Attention: Victoria Bantz

Email:

If to the Company or Principal, to:

Clean World Ventures, Inc., a Nevada Corporation

81 Ocean State Drive

North Kingstown, RI 02852

Attention: Roy DiBenerdini

Email:

with a copy (which shall not constitute notice) to:

Frederick M. Lehrer

Securities Counsel

2108 Emil Jahna Road

Clermont, FL 34711

Email:

11.3 Disclosure Schedules. Certain information set forth in the Company Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, Merger Sub, the Company, or the Surviving Corporation, as applicable. The schedule number headings in the Company Disclosure Schedules correspond to the section numbers in this Agreement and any information disclosed in any schedule of the Company Disclosure Schedules shall be deemed to be disclosed and incorporated into any other schedule of the Company Disclosure Schedules where the relevance of such disclosure is reasonably apparent on the face of such disclosure. The information contained in the Company Disclosure Schedules is solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any obligation, violation of law, liability or breach of any agreement.

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11.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of (a) Parent (on behalf of itself, Merger Sub or the Surviving Corporation), in the case of the Company, or (b) the Company, in the case of Parent, Merger Sub or the Surviving Corporation.

11.5 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid, illegal or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

11.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “will” and “shall” when used in this Agreement will be interpreted to have the same meaning. The word “or” when used in this Agreement will be interpreted to mean “and/or”. References to “$” shall mean U.S. dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes; provided, however that in order to be properly disclosed to Parent in the Company Disclosure Schedules, any amendment, supplement, restatement, waiver, consent or other modification to any agreement or instrument must be specifically listed in the Company Disclosure Schedules. Each reference in this Agreement to any Person shall include a reference to such Person’s predecessors, successors, permitted assigns, heirs, estates and executors.

11.7 Fees and Expenses. Except as otherwise set forth in this Agreement, each Party shall bear its own expenses in connection with the negotiation and the consummation of the Contemplated Transactions. Notwithstanding the foregoing, each Party shall be responsible for all of its own pre-Closing liabilities and legal fees.

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11.8 Choice of Law/Consent to Jurisdiction; JURY TRIAL WAIVER. All disputes, claims or controversies arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without regard to its rules of conflict of laws, except with respect to any matter set forth herein that would require the application of the NRS to be validly determined thereunder, including with respect to the Merger and the approval thereof by (and other corporate matters relating to the internal affairs of) the Company, which shall be governed by and construed in accordance with the NRS. Each party hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state and federal courts located in the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES HERETO DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

11.9 Amendment. This Agreement may be amended only by the execution and delivery of a written instrument by the Parent (on behalf of itself, Merger Sub and, if following the Closing, the Company), on the one hand, and the Company on the other hand; provided, however, that after the execution and delivery of the Required Stockholder Vote, no amendment shall be made that by law requires further approval by the Stockholders without obtaining such requisite approval under the NRS.

11.10 Extension; Waiver. The Company (in the case of Parent, Merger Sub or the Surviving Corporation) or Parent (in the case of the Company), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

11.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

11.12 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the Contemplated Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

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11.13 Specific Performance. The Parties hereto acknowledge and agree that the failure of any party hereto to perform its agreements and covenants hereunder, including such Party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the Merger, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder. Each Party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.13. Each Party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.14 Entire Agreement; Binding Effect. This Agreement, together with the Schedules (including the Disclosure Schedules) and Exhibits hereto, and the other Transaction Documents and any other document executed by the parties pursuant thereto, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefits of the Parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder, and may be executed and transmitted by .pdf or other form of electronic transmission in two (2) or more counterparts, which together shall constitute a single agreement.

11.15 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.3) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:	CLEAN WORLD VENTURES, INC.

	By:	/s/ Roy DiBenerdini
Roy DiBenerdini, Chief Executive Officer

PARENT:	SOBR SAFE, INC.

	By:	/s/ Chris Whitaker
Chris Whitaker, Chief Financial Officer

MERGER SUB:	SOBR SAFE MERGER SUB, INC.

	By:	/s/ Chris Whitaker
Chris Whitaker, President

PRINCIPAL:		/s/ Roy DiBenerdini
Roy DiBenerdini

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COMPANY DISCLOSURE SCHEDULES

To be delivered in accordance with Article III.

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EXHIBIT A

Certificate of Merger

See attached.

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EXHIBIT B

Term Sheet

See attached.

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